Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 18, 2017

Buckeye Partners, L.P.

One Greenway Plaza, Suite 600

Houston, Texas 77046

Re:                             Buckeye Partners, L.P., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission(“SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Partnership of 1,000,000 limited partner interests (the “LP Units”) of the Partnership issuable in connection with the 2013 Long-Term Incentive Plan of Buckeye Partners, L.P. (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Limited Partnership of the Partnership (the “Certificate”), dated as of February 4, 1998, the Certificate of Amendment to the Certificate, dated as of April 26, 2002, the Certificate of Amendment to the Certificate, dated as of June 1, 2004, effective as of June 3, 2004, the Certificate of Amendment to the Certificate, dated as of December 15, 2004, the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), dated as of November 19, 2010, Amendment No. 1 to the Partnership Agreement, dated as of January 18, 2011, Amendment No. 2 to the Partnership Agreement, dated as of February 21, 2013, Amendment No. 3 to the Partnership Agreement, dated as of October 1, 2013, Amendment No. 4 to the Partnership Agreement, dated as of September 29, 2014, such records of the proceedings of Buckeye GP LLC, a Delaware limited liability company and the sole general partner of the Partnership, the Plan and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Buckeye Partners, L.P.

August 18, 2017

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the LP Units have been duly authorized by the Partnership and, when such LP Units have been issued and delivered by the Partnership to the plan participants in accordance with the Registration Statement and the Plan, such LP Units will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed on or about the date hereof.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP